Exhibit 99.1

For immediate release

Endeavour Announces Fourth Quarter and Year-End 2011

Financial and Operational Results

Houston, February 29, 2012 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported fourth quarter 2011 net income (loss), as adjusted of $(5.8) million compared to $81.1 million for 2010, when it reported an $87 million gain on the sale of its North Sea asset Cygnus. On a GAAP basis, net loss for the fourth quarter of 2011 was $44.6 million as compared to net income of $82.8 million for the same quarter in 2010. Production for the fourth quarter 2011 averaged approximately 4,100 barrels of oil equivalent per day (“boepd”).

Fourth quarter business highlights include:

•	North Sea:

•	Announced the acquisition of three North Sea oil fields with production of ~10,000 boepd and 31 million barrels of oil equivalent (“mmboe”) proved and probable (“2P”) reserves

•	At Bacchus, the first of three planned production wells reached total depth

•	Rochelle remains on schedule to commence production by year-end 2012

•	U.S. Onshore:

•	4 gross Haynesville wells brought on production during the quarter

•	Capital expenditures in U.S. shale gas plays restricted until environment allows for reasonable rates of return

•	U.S. net production exited the quarter at approximately 20 million cubic feet of gas equivalent per day (“MMCFe/D”)

•	Core and log analyses of the four vertical test wells, in the Heath Shale oil play is ongoing

•	Other Items:

•	Completed the sale of $500 million of Senior Notes due 2018 to fund the North Sea acquisition and retire the Senior Term Loan

•	Year-over-year proved reserve replacement rate of 423% of 2011 production

•	A capital expenditure budget of $150—$175 million is planned for 2012

“2011 was a pivotal year for Endeavour as we positioned the company for the next stage of its evolution. Although the anticipated production from Bacchus was delayed, the Company successfully reached key milestones to move the Rochelle project closer to its start-up. We also announced a significant and accretive acquisition in our core area of the U.K. North Sea,” said William L. Transier, chairman, chief executive officer and president. “During 2012, we will stay focused on activities designed to increase our U.K. North Sea crude and natural gas production.”

Operational Update

United Kingdom

In December, Endeavour announced the acquisition of interests in three producing oil fields in the North Sea. Current net production from the group of assets is approximately 10,000 boepd of Brent oil and estimated 2P reserves as of December 31, 2011 are approximately 31 mmboe. The Company is acquiring an additional 23.43% working interest in Alba, a field where it currently owns a 2.25% working interest, a 40% working interest in and, subject to partner approval, operatorship of MacCulloch, and an 18% interest in Nicol. The transaction is expected to close in the first quarter of 2012.

At the Bacchus field in Block 22/06a in the Central North Sea, in which Endeavour holds a 30% working interest, drilling at the first of three planned production wells has reached total depth. The liner for the well has been cemented in place and preparations are being made to run the production string. The operator has announced that production is expected to begin in the first quarter of 2012.

The Rochelle development continues on schedule for first production in the fourth quarter of 2012 with the contracted drilling rig expected to arrive in the spring to commence drilling of the two planned production wells. Endeavour is operator and holds a 44% ownership interest in the Rochelle development which is comprised of Blocks 15/26b, 15/26c and 15/27.

United States Onshore

In the fourth quarter of 2011, Endeavour significantly decelerated its capital spending program in its Haynesville area. The Company currently has one Haynesville well in progress, and key acreage is held by production. Any additional Haynesville wells drilled during 2012 will be discretionary. U.S. net daily production averaged 19 MMCFe/D for the fourth quarter with the quarter exit volumes at approximately 20 MMCFe/D.

In the Heath Shale tight oil play, the Company and its partners are completing core and log data analysis from its four vertical pilot wells. Endeavour plans to define possible horizontal re-entry target zones and test the play later this year.

Other Items

Endeavour priced $500 million of Priority Notes, due 2018. The Company intends to use the net proceeds from the offering to fund its previously announced acquisition of interests in three oil fields in the United Kingdom North Sea, to repay all amounts outstanding under its Senior Term Loan due 2013 and for general corporate purposes. The transaction was completed and funded on February 23, 2012.

Endeavour’s capital expenditure budget will be between $150 million and $175 million for 2012. The Company expects to spend approximately $125 million to $150 million of the total budget in the U.K. primarily on the advancement of its key development projects – Bacchus and Rochelle. The acquisition of the three new North Sea assets would add another $20 million to $25 million to Endeavour’s planned capital budget, subsequent to the completion of the transaction.

The Company’s year-over-year proved reserve replacement rate was 423% of 2011 production. Pro forma for the announced North Sea acquisition, 2P reserves would increase to 76.0 mmboe at year-end 2011, compared to 43.7 mmboe at year-end 2010.

	Endeavour Historical			North Sea Asset Acquisition	Pro Forma(4)
	As of December 31,			As of December 31, 2011	As of December 31, 2011
	2009	2010 (3)	2011
Net 1P reserves:
United Kingdom:
Oil (MBbls)(1)	3,348	3,967	4,060	19,302	23,362
Gas (MMcf)	78,316	56,267	50,723	1,409	52,132
Oil equivalents (MBOE)(2)	16,401	13,345	12,514	19,537	32,051
United States:
Oil (MBbls)(1)	18	59	41	—	41
Gas (MMcf)	10,784	31,777	60,978	—	60,978
Oil equivalents (MBOE)(2)	1,815	5,355	10,204	—	10,204
Total:
Oil (MBbls)(1)	3,366	4,026	4,101	19,302	23,403
Gas (MMcf)	89,100	88,044	111,701	1,409	113,110
Oil equivalents (MBOE)(2)	18,216	18,700	22,718	19,537	42,255
Percentage oil	18%	22%	18%	99%	55%
Percentage proved developed	16%	19%	23%	71%	45%
Net 2P reserves:
Total:
Oil (MBbls)(1)	10,738	14,897	14,556	30,504	45,060
Gas (MMcf)	169,019	172,820	182,989	2,426	185,415
Oil equivalents (MBOE)(2)	38,908	43,700	45,054	30,908	75,962
Percentage oil	28%	34%	32%	99%	59%

(1)	Includes natural gas liquids.
(2)	One Bbl of oil is equal to six Mcfe based on an approximate energy equivalency. This is a physical correlation and does not reflect a value or price relationship between the commodities.
(3)	Reserve information includes the purchase of the additional 20% (approximately 3.4 mmboe of 2P reserves) of the Bacchus field in the North Sea, which closed in February 2011.
(4)	Pro forma includes the acquisition of the three ConocoPhillips assets. The transaction is scheduled to close during the first quarter of 2012.

Earnings Conference Call, Wednesday, February 29, 2012 at 9:00 a.m., Central Time, 3:00 p.m. British Time

Endeavour International will host a conference call and web cast to discuss its 2011 year-end and fourth quarter financial and operating results on Wednesday, February 29, 2012 at 9 a.m. Central Time, 3 p.m. British Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 7049567. The toll-free numbers are 888-710-3981 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1397 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on February 29, 2012 through 12:00 p.m. on March 7, 2012 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 7049567.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional Information for Investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. We note that the SEC also prohibits companies from aggregating proved and probable reserves in filings with the SEC due to the different level of certainty associated with each reserve category. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations
Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$106,036	$99,267
Restricted cash	—	31,776
Accounts receivable	8,649	8,068
Prepaid expenses and other current assets	18,840	8,718

Total Current Assets	133,525	147,829

Property and Equipment, Net	549,196	364,677
Goodwill	211,886	211,886
Other Assets	30,384	25,895

Total Assets	$924,991	$750,287

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$62,275	$32,442
Current maturities of debt	12,350	21,600
Accrued expenses and other	20,549	22,642

Total Current Liabilities	95,174	76,684

Long-Term Debt	455,028	323,706
Deferred Taxes	115,759	77,200
Other Liabilities	61,248	64,927

Total Liabilities	727,209	542,517

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	53,152

Stockholders’ Equity	154,079	154,618

Total Liabilities and Stockholders’ Equity	$924,991	$750,287

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$16,632	$16,573	$60,091	$71,675

Cost of Operations:
Operating expenses	2,779	4,467	17,668	15,347
Depreciation, depletion and amortization	7,780	7,604	26,478	28,894
Impairment of U.S. oil and gas properties	36,913	—	65,706	7,692
General and administrative	3,328	5,542	17,853	18,415

Total Expenses	50,800	17,613	127,705	70,348

Income (Loss) From Operations	(34,168)	(1,040)	(67,614)	1,327

Other Income (Expense):
Derivatives:
Realized gains (losses)	—	—	—	(11,753)
Unrealized gains (losses)	(2,719)	814	8,378	12,291
Interest expense	(12,688)	(12,859)	(45,295)	(34,592)
Gain on sale of reserves in place	—	87,171	—	87,171
Interest income and other	172	19	597	1,299

Total Other Income (Expense)	(15,235)	75,145	(36,320)	54,416

Income (Loss) Before Income Taxes	(49,403)	74,105	(103,934)	55,743
Income Tax Expense (Benefit)	(4,758)	(8,704)	27,061	(788)

Net Income (Loss)	(44,645)	82,809	(130,995)	56,531
Preferred Stock Dividends	455	546	1,974	2,227

Net Income (Loss) to Common Stockholders	$(45,100)	$82,263	$(132,969)	$54,304

Net Income (Loss) per Common Share:
Basic	(1.15)	3.34	(3.70)	2.34

Diluted	(1.15)	2.37	(3.70)	1.95

Weighted Average Number of Common Shares Outstanding:
Basic	39,231	24,647	35,957	23,252

Diluted	39,231	35,956	35,957	28,886

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(130,995)	$56,531
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	26,478	28,894
Impairment of oil and gas properties	65,706	7,692
Deferred tax expense (benefit)	21,116	(3,367)
Gain on sales	—	(87,171)
Unrealized gains on derivatives	(8,378)	(12,291)
Amortization of non-cash compensation	3,697	3,692
Amortization of loan costs and discount	12,637	10,262
Non-cash interest expense	12,811	8,764
Other	1,517	(2,086)
Changes in operating assets and liabilities	(43,932)	6,099

Net Cash Provided by (Used in) Operating Activities	(39,343)	17,019

Cash Flows From Investing Activities:
Capital expenditures	(165,062)	(92,007)
Acquisitions	(33,075)	(43,726)
Proceeds from sales, net of cash	—	108,316
(Increase) decrease in restricted cash	31,726	(28,897)

Net Cash Used in Investing Activities	(166,411)	(56,314)

Cash Flows From Financing Activities:
(Repayments) borrowings under debt agreements	106,775	109,658
Proceeds from issuance of common stock	118,444	30,181
Dividends paid	(1,816)	(2,070)
Other financing	(10,880)	(26,494)

Net Cash Provided by Financing Activities	212,523	111,275

Net Increase in Cash and Cash Equivalents	6,769	71,980
Cash and Cash Equivalents, Beginning of Period	99,267	27,287

Cash and Cash Equivalents, End of Period	$106,036	$99,267

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	98	116	373	545
United States	3	1	7	6

Total	101	117	380	551

Gas sales (MMcf):
United Kingdom	16	456	94	3,071
United States	1,728	937	5,033	2,636

Total	1,744	1,393	5,127	5,707

Oil equivalent sales (MBOE)
United Kingdom	101	192	388	1,057
United States	291	157	846	445

Total	392	349	1,234	1,502

Total BOE per day	4,253	3,800	3,382	4,115

Physical production volume (BOE per day):
United Kingdom	925	2,390	1,095	2,904
United States	3,158	1,708	2,319	1,221

Total	4,083	4,098	3,414	4,125

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$110.93	$82.56	$109.20	$76.39
Effect of commodity derivatives	—	—	—	(5.61)

Realized prices including commodity derivatives	$110.93	$82.56	$109.20	$70.78

Gas price ($ per Mcf):
Before commodity derivatives	$3.14	$4.94	$3.63	$5.18
Effect of commodity derivatives	—	—	—	0.27

Realized prices including commodity derivatives	$3.14	$4.94	$3.63	$5.45

Equivalent oil price ($ per BOE):
Before commodity derivatives	$42.51	$47.41	$48.67	$47.72
Effect of commodity derivatives	—	—	—	(1.03)

Realized prices including commodity derivatives	$42.51	$47.41	$48.67	$46.69

(1)

We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices include gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$(44,645)	$82,809	$(130,995)	$56,531
Impairment of U.S. oil and gas properties (net of tax) (1)	36,913	—	65,706	7,692
Unrealized (gain) loss on derivatives (net of tax) (2)	1,976	(1,750)	(10,269)	(6,820)
Currency impact on deferred taxes	—	—	—	(51)

Net Income (Loss) as Adjusted	$(5,756)	$81,059	$(75,558)	$57,352

Net income (loss)	$(44,645)	$82,809	$(130,995)	$56,531
Unrealized (gain) loss on derivatives	2,719	(814)	(8,378)	(12,291)
Net interest expense	12,547	12,813	44,781	34,517
Depreciation, depletion and amortization	7,780	7,604	26,478	28,894
Impairment of U.S. oil and gas properties	36,913	—	65,706	7,692
Income tax expense (benefit)	(4,758)	(8,704)	27,061	(788)
Early termination of commodity derivatives	—	—	—	10,201

Adjusted EBITDA	$10,556	$93,708	$24,653	$124,756

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit (expense) of $743 and $936 and $1,891 and $(5,472), respectively.